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                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]


August 9, 2002

Credit Suisse Strategic Small Cap Fund, Inc.
466 Lexington Avenue
New York, New York  10017-3147


Ladies and Gentlemen:

We have acted as counsel to Credit Suisse Strategic Small Cap Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the establishment of the corporation and the preparation of a registration statement on Form N-1A covering the offer and sale of three billion shares of Common Stock of the Fund (the "Common Stock"), one billion of which are designated "Class A Shares," one billion of which are designated "Class B Shares," and one billion of which are designated "Class C Shares," par value $.001 per share (collectively, the "Shares").

We have examined copies of the Charter and By-Laws of the Fund, as amended, the Fund's prospectus and statement of additional information (the "Statement of Additional Information") included in its Registration Statement on Form N-1A (Securities Act File No. 333-64554 and Investment Company Act File No. 811-10435) (the "Registration Statement"), all resolutions adopted by the Fund's Board of Directors (the "Board") at its organizational meeting held on July 30, 2001, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:

     1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

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Credit Suisse Strategic Small Cap Fund, Inc.
August 9, 2002
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     2.   The ten thousand (10,000) presently issued and outstanding Shares of
          Common Stock of the Fund have been validly and legally issued and are fully paid and nonassessable.

     3. The Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions.

Very truly yours,